Exhibit 99.1

Ocean Bio-Chem, Inc. Reports Record

Nets Sales for the Second Quarter and the

First Six Months of 2017

FORT LAUDERDALE, Fl., July 24, 2017 --Ocean Bio-Chem, Inc. (NASDAQ: OBCI) announced today record net sales for the second quarter and the first six months of 2017. For the second quarter of 2017, net sales were approximately $9.9 million, compared to approximately $8.7 million for the second quarter of 2016, an increase of approximately 14% or $1.2 million. For the first six months of 2017, net sales were approximately $18.3 million, compared to approximately $15.5 million for the first six months of 2016, an increase of approximately 18% or $2.8 million.

Ocean Bio-Chem. Peter Dornau commented, “We are pleased to be able to announce these record results. In the case of our six month results, this is the fifth consecutive year net sales reached record levels for the first six month of the year. Our performance underscores the continuing success of our investment in advertising and marketing efforts, which has facilitated increased brand awareness and acceptance of our high-quality Star brite® and Star Tron® products.”

Mr. Dornau continued, “Our second quarter net sales were also exceptionally strong, with net sales approaching $10 million. These results reflect increased purchases of both Star brite® and Star Tron® products by several of the Company’s major customers.”

Mr. Dornau concluded: “In the third quarter, the Company will continue to invest in advertising and marketing to support our Star brite®, Star Tron® and Performacide® products, as well as new product initiatives.”

About Ocean Bio-Chem, Inc.

Ocean Bio-Chem, Inc. manufactures, markets and distributes a broad line of appearance and maintenance products for the marine, automotive, power sports, recreational vehicle and outdoor power equipment markets under the Star brite®, Star Tron®, Odor Star®, Outdoor Collection and other brand names within the United States of America and Canada. In addition, the Company produces private label formulations of many of its products for various customers and provides custom blending and packaging services for these and other products. The Company also manufactures, markets and distributes a line of disinfectant, sanitizing and deodorizing products under the Star brite® and Performacide® brand names.

The Company's web sites are: www.oceanbiochem.com, www.starbrite.com, www.startron.com and www.performacide.com

Forward-looking Statements:

Certain statements contained in this Press Release, including without limitation, our continued investment in advertising and marketing in the third quarter of 2017, constitute forward-looking statements. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "believe," "may," "will," "expect," "anticipate," "intend," or "could," including the negative or other variations thereof or comparable terminology, are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those expressed or implied by such forward-looking statements. Factors that may affect these results include, but are not limited to, the highly competitive nature of our industry; reliance on certain key customers; changes in consumer demand for marine, recreational vehicle and automotive products; advertising and promotional efforts; exposure to market risks relating to changes in interest rates, foreign exchange rates, prices for raw materials that are petroleum or chemical based and other factors addressed in Part I, Item 1A (“Risk Factors”) in our annual report on Form 10-K for the year ended December 31, 2016.

Contact:

Peter Dornau
CEO & President
pdornau@starbrite.com
954-587-6280

Jeff Barocas
Vice President & CFO
Jbarocas@starbrite.com
954-587-6280